EXHIBIT 14.1

Jacobs Entertainment, Inc.

Code of Ethics and Business Conduct

TABLE OF CONTENTS

Introduction to the JEI Code of Ethics and Business Conduct	2
How to Obtain Guidance on a Compliance Issue or to Report a Concern	3
Quick Reference of Policies	4
Antitrust, Gaming, Securities and Other Laws	6
Insider Trading	7
Regulation Full Disclosure (FD) Compliance	7
Conflicts of Interest	7
Confidential Information	9
Loans to Executives	9
Equal Employment Opportunity	9
Harassment-Free Work Environment	10
Employee Privacy	10
Fraud, Theft, Payments, Kickbacks or Similar Conduct	11
Cooperation with Independent Auditors	11
Records Retention	11
Foreign Transactions	11
Gifts and Gratuities	12
Safeguarding Company Assets	12
Use of Computer Resources, Including Software Acquisition, Protection and Distribution	12
Drug-Free Workplace	13
Responding to Inquiries from the Press and Others	13
Environment, Health and Safety	13
Political Activity	14
Director of Internal Audit	14
JEI Compliance Program Organizational Chart	15
Acknowledgement Form	16

Introduction to the Jacobs Entertainment, Inc.

Code of Ethics and Business Conduct

This Code of Ethics and Business Conduct (the Code) explains the standards of behavior that Jacobs Entertainment, Inc. and each of its subsidiaries (collectively referred to as “JEI” or the “Company”) expects of its employees while performing their daily job activities and dealings with others.  High standards of ethical behavior and workplace conduct make good business sense.  They serve as the cornerstone of our reputation as an organization.  Our ability to attract customers and quality employees depends on this reputation.  Your actions may enhance, simply maintain, or severely damage the standards that we have developed.  Therefore, it is expected that you will exercise the highest standards of ethics in all of your decisions that may impact the Company.  The Code cannot foresee every situation that might arise.  Rather, it identifies guiding principles to help you make decisions consistent with JEI’s values and reputation.  You should also familiarize yourself with various corporate policies that provide more detailed guidance on specific issues that may affect your work.  This Code applies at all times, without exception, to all members of the Board of Directors and all JEI employees.

It is the policy of Jacobs Entertainment, Inc. that the principal executive officer, executive officers, the senior financial officers (individually, an “Officer,” and collectively, the “Officers”) and all employees of JEI advocate and adhere to the following principals governing their professional and ethical conduct in the fulfillment at all their respective responsibilities:

As an officer, director or employee of JEI, you are expected to:

1.     Act with honesty and integrity and in an ethical manner to seek and promote the interests of the Company;

2.     Deal fairly with the Company’s customers, suppliers, competitors and employees;

3.     Avoid conflicts of interest between your personal interests and the interests of the Company and seek to avoid the appearance of such conflicts of interest.  A conflict of interest may arise when an individual takes actions or has interests that make it difficult to perform their Company duties objectively and effectively, or when an individual uses their position at the Company for improper personal benefit;

4.     Comply with laws of federal, state and local governments applicable to the Company, and the rules and regulations of agencies having jurisdiction over the Company including, but not limited to, the laws pertaining to insider trading of Company securities;

5.     Act in good faith, responsibly, with due care, without misrepresenting or omitting material facts or allowing their independent judgment to be compromised;

6.     Respect the confidentiality of information acquired in the course of the performance of your responsibilities except when authorized or otherwise legally obligated to disclose such information;

7.     Never use confidential information acquired during the course of the performance of your responsibilities for improper personal advantage;

8.     Proactively attempt to promote ethical behavior among your subordinates and peers;

9.     Use Company assets and resources employed or entrusted to you in a responsible manner for legitimate business purposes and not for improper personal advantage;

10.   Never exploit corporate opportunities or compete with the Company; and

11.   Always comply with the laws and regulations of the jurisdictions within which the Company conducts business.

The Company will endeavor to:

1.     Enhance customer confidence and enjoyment of our gaming system;

2.     Agree to make its systems and practices available for inspection and review by any legitimate gaming commission or governmental authority;

3.     Design all services to protect customer privacy and confidentiality;

4.     Institute controls to detect and eliminate fraud and to protect technological data and the Company’s computer systems;

5.     Be truthful in all advertising and promotional efforts and publish only accurate information about its operations;

6.     Provide controls to deter minors from accessing the Company’s gaming, wagering or liquor service facilities.  These controls require customers to declare that they are of lawful age and that JEI institute reasonable measures to verify this information;

7.     Increase awareness, advocate treatment and promote research and education on problem gambling through various problem gambling coalition groups;

8.     Conduct its banking and financial affairs in accordance with accepted standards of internationally recognized banking institutions; and

9.     Adhere to all jurisdictional laws pertaining to transaction reporting.

How to Obtain Guidance on a Compliance Issue or to Report a Concern

Each officer, manager and supervisor is responsible for ensuring that their employees know, understand and comply with our Company’s policies, our Code of Ethics and Business Conduct and all applicable laws and regulations.  Company policies can be found at www.bhwk-hr.com in the JEI Corporate Manual and Policies section. Several of the policies contain procedures for obtaining guidance or reporting a concern or violation.  If there is no procedure in the policy, or you do not believe you can follow the procedure outlined in a policy, you should proceed as follows:

Obtain guidance from, or promptly report your concern to, your immediate supervisor.  If you should feel uncomfortable discussing the issue with your immediate supervisor, you should bring the matter to the attention of your Department Director, your Human Resources representative, the Corporate Director of Human Resources, or the Director of Internal Audit.  If you prefer to maintain complete anonymity, you can contact our whistleblower hotline as follows:

JEI Hotline— 1-866-294-5572 (toll-free)

To the extent practical JEI will protect the anonymity of an employee who reports any suspected misconduct.  It is the Company’s policy that every employee who acts in good faith in reporting possible violations will be free from reprisal, retaliation or negative consequences in their on-going employment as a result of such reporting.  In the event of an internal investigation, you will be informed of the outcome as soon as is practicable under the circumstances.

Violation of JEI’s Code of Ethics and Business Conduct may result in disciplinary action, up to and including termination of employment.  Violations may include non-compliance with JEI policies, lack of supervision or diligence in enforcing Company policies, providing false or misleading information, as well as any retaliatory actions, direct or indirect, against an employee who reports a reasonably suspected violation or other misconduct of this Code.

Any infraction or potential infraction of this Code by any Officer or employee should be promptly reported to your immediate supervisor, Department Director, your Human Resources representative, the Corporate Director of Human Resources, or the Director of Internal Audit. The Corporate Compliance Officer will assist with reporting in the absence of the Director of Internal Audit. The Director of Internal Audit shall report all such reported infractions and potential infractions to the Audit Committee of JEI. There shall be no reprisals for reporting an actual or possible violation of this Code.  The Audit Committee shall have the power and authority to monitor compliance with the Code, investigate reported or alleged violations (or potential reported violations) of the Code, make determinations (including acting on requests for waivers from the provisions hereof) and make recommendations to the Board of Directors with respect to penalties and consequences for violations of this Code.  The Board of Directors of the Company is authorized to take appropriate disciplinary action, including dismissal of the offender if, in the opinion of the Board, the violation of the Code is serious and detrimental to the Company.  Conflicts of interest will be resolved by the Board with the interests of the Company as the paramount consideration.

Quick Reference of Policies

Antitrust, Gaming, Securities and Other Laws

Employees must comply with all laws and regulations, including all antitrust, gaming, liquor and securities regulations and laws. No employee may retaliate against another for reporting criminal activity.

Insider Trading	Employees must strictly adhere to the prohibitions against insider trading and must not disclose “inside information” to other persons.

Regulation FD Compliance (Full Disclosure)

Senior officials and employees who communicate regularly on the Company’s behalf with the investment community must comply with the SEC’s Regulation FD which requires public disclosure of any “material” information that has been disclosed to any person in the investment community.

Conflicts of Interest

Employees and their immediate relatives must avoid taking any action that creates, or appears to create, a conflict between their personal interests and the interests of the Company for improper personal gain.

Confidential Information	Employees must refrain from disclosing certain business information, market sensitive data, or any other proprietary information without appropriate management approval.

No Loans to Executives	JEI may not make or arrange loans to its executive officers or directors.

Equal Employment Opportunity

It is the Company’s policy not to discriminate against applicants or employees on the basis age, race, sex, veteran status, color, religion, national origin, disability or sexual orientation or any other status protected by applicable federal, state or local law.

Harassment-Free Work Environment	No form of harassment will be tolerated.

Employee Privacy

It is the Company’s policy to respect the privacy of all employees. However, employees shall have no expectation of privacy in their use of business tools or in their work spaces or property on the Company premises.

Fraud, Theft, Payments, Kickbacks or Similar Conduct

Employees may not engage in any scheme to defraud any person out of money, property, or services, including by theft, fraud or embezzlement. The receipt of fees, loans, or other payments resulting from transactions involving the Company or its subsidiaries and affiliates is strictly prohibited. No employee will provide or accept kickbacks, including those in the form of currency, services, other assets or reductions of personal debts.

Cooperation with Independent Auditors	Employees may not intentionally mislead the Company’s independent public accountants in connection with their audit of the Company’s financial statements.

Records Retention	It is illegal to destroy or conceal documents, records or other information with the intent of impairing the integrity or availability of the information for use in a government investigation.

Foreign Transactions

Employees must comply with the Foreign Corrupt Practices Act. By doing so, they may not pay money or anything of value to foreign government officials, parties or political candidates for the purpose of influencing the acts or decisions of such officials in order to obtain business or obtain any improper advantage. Employees may not cooperate in any way with boycotts between foreign countries not sanctioned by the United States.

Gifts and Gratuities

Gifts and other forms of special benefits to or from customers, suppliers or competitors, of JEI can raise ethical and legal questions that could potentially embarrass or damage JEI. Therefore, caution is required when dealing with such matters. It is your responsibility to ensure that your acceptance of meals, refreshments or entertainment is proper and could not reasonably be construed in any way as an attempt to secure favorable treatment from you.

Safeguarding Company Assets

Employees may not use, spend, or dispose of Company property for personal use or benefit, or in a manner or for a cause that is unethical or illegal. All financial reports must be truthful, accurate and reliable.

Use of Computer Resources, Including Software Acquisition, Protection and Distribution

The employees of any operating unit or support function that internally develops, or purchases software must ensure that appropriate intellectual property rights (e.g., copyrights and patents) are obtained and secured. Such software must be properly licensed or owned by the Company and must be protected.

Drug-Free Workplace

The Company prohibits the unlawful possession, manufacture, use, or distribution of controlled substances in the workplace or at any place where an employee could be construed to be a representative of the Company or one of its subsidiaries or affiliates.

Responding to Inquiries from the Press and Others	Employees should refer all inquiries from the media, shareholders and the financial community to the President of Jacobs Entertainment, Inc.

Environment, Health and Safety

It is the Company’s policy to comply with all environmental, health and safety laws and regulations. Employees should be environmentally aware and sensitive and are required to report any non-compliance with environmental laws or regulations. Employees should report all accidents, injuries, occupational illnesses and unsafe conditions or practices.

Political Activity

The Company shall comply with all election and campaign funding laws, requirements and prohibitions. Under no circumstances may any funds or property of the Company be used, directly or indirectly, to support or assist the candidacy of any person seeking elected office without the prior consent of the CEO or the President.

Discipline and Reporting	Non-compliance with the Code may result in discipline, up to and including termination of employment. Employees are expected to report violations of the Code for investigation and appropriate action.

Director of Internal Audit

The Director of Internal Audit will monitor reports of alleged wrongdoing, conduct investigations as appropriate, implement and make appropriate modifications to the Code, and report to the Audit Committee on a regular basis.

Antitrust, Gaming, Securities and Other Laws

It is JEI’s practice to compete vigorously, aggressively and fairly, in accordance with applicable laws and regulations.  You are expected to generally understand the laws and regulations that apply to your job and to act in accordance with them.

Antitrust law can be very complex.  In general, we are to compete without any anticompetitive understandings or agreements with our competitors, suppliers, dealers and/or customers.

All employees are expected to conduct themselves in accordance with and at all times abide by the gaming and liquor regulations and laws governing the jurisdiction in which they work.

You should avoid discussion or agreements with competitors (even informal ones) regarding prices, terms or conditions of sales, credit or billing practices, costs, profits (or profit margins), market shares, bids, requests for proposals, intent to do business (or not) with particular suppliers or territories, or plans to build or expand existing businesses.

You should maintain our independence of judgment in the pricing, marketing, purchasing and selling of all products and services.  Avoid inaccurate or misleading statements about competitors, suppliers, customers or their offerings.  We succeed by offering competitively priced, quality products and services, not by attempting to prevent anyone from entering a market, or by disparaging any competitor, supplier or customer or trying to “put them out of business.”

Our purchasing decisions are based on fair and objective criteria, not on whether a supplier agrees to use our goods and services.  Do not suggest to suppliers that purchasing decisions depend on the supplier’s use of our goods or services or that failing to do business with a subsidiary or affiliate could jeopardize business with the parent company.

You should report illegal activity and unethical conduct.  Neither JEI nor any of its employees may retaliate against any person for providing information, reasonably believed to be truthful, to any law enforcement officer relating to the commission or possible commission of a crime.

Insider Trading

In the course of your duties, you may become privy to “inside information” within the meanings of state or federal securities laws.  This means material, non-public information that might have an effect on our bond (or perhaps as the result of a future equity offering, our stock) price if the information were publicly known.  You should also be aware that the same prohibition against insider trading applies to trading in the stock of our customers, suppliers or any other company if you have insider information about them.  Employees are strictly prohibited from providing inside information to other persons as this information might influence their trading activities of financial transactions.

Examples of such “insider information” may include: expansion plans, major management changes, current or future earnings projections, new contacts or projects, mergers, acquisitions or divestitures or other such material matters.

It is your responsibility to understand laws and policies that may apply to you.  Further information on blackout periods, pre-clearance and other matters related to insider trading may be obtained through the office of the President.

Regulation FD (Fair Disclosure) Compliance

It is federal law and, accordingly, our practice at JEI, that all senior officials and all employees who regularly communicate on the Company’s behalf with the investment community comply with Regulation FD  (Fair Disclosure) adopted by the U.S. Securities and Exchange Commission.  Regulation FD generally provides that when the Company or any person acting on its behalf discloses “material” non-public information to the holders of JEI securities, broker-dealers, investment advisors, investment managers, investment companies, hedge funds, investors, industry analysts and the affiliates of any of these, the Company is required to make a public disclosure of the same information.

Conflict of Interest

You may not engage in any activity, or become involved in any arrangement, directly or indirectly, which will conflict, or may be reasonably viewed as conflicting, with your responsibilities to JEI.  This includes the use of JEI’s name, information or goodwill for your personal gain or that of others.  A conflict of interest may arise from your involvement, or another person acting on your behalf, in certain business or personal activities that may currently, or potentially conflict with your duties at JEI.

A conflict may exist regardless of your intent.  If you believe that you are, or may become, involved in a conflict of interest, you should address the issue promptly.

To avoid such situations, employees must:

1.     Select and deal with suppliers, vendors, customers and other persons doing or seeking to do business with JEI in a completely fair and objective manner without favor or preference based upon personal financial considerations.

2.     Not engage in any direct financial, managerial or other relationship with any supplier, customer, competitor or regulatory agency that could give rise to an actual or potential conflict of interest or the appearance of a conflict of interest.

3.     Not engage, directly or indirectly, in any association or activity (whether for profit of not) that might impair or appear to impair the ability to make objective and fair decisions on behalf of JEI, or that might not otherwise be in the best interest of JEI.  This includes, for example, directly or indirectly engaging in competitive activities, diverting a business opportunity from JEI, or improperly using or disclosing Confidential Information.

4.     Select and deal with suppliers, customers and other persons doing or seeking to do business with JEI in a completely fair and objective manner without favor or preference based upon personal financial considerations.

5.     Not accept from or give to any supplier, customer or competitor any gift or entertainment except as permitted under the section entitled “Gifts and Gratuities.”

6.     Not do business with a close relative or business entity with which the employee or a relative is associated, except where such dealings are on arm’s-length terms, have been fully disclosed to the Director of Internal Audit, the Corporate Director of Compliance or the Corporate Director of Human Resources and have been reviewed and given approval by the Board of Directors.

7.     Not directly or indirectly own a substantial financial interest in any firm or corporation that is a competitor of the Company or who seeks to do business with JEI.  Guidelines include stock ownership of less than 1% in companies traded on a national securities exchange is not considered to be a conflict of interest, nor is any other ownership if it is less than 5% of the employee’s total assets of 10% of his or her net worth.

Employees involved with vendor or contract negotiations should make disclosures regarding any investments or ownership interest, including the ownership of stock traded on the national securities exchanges, which may be reasonably construed to create an actual or apparent conflict of interest.  A conflict of interest disclosure may be reported to the Director of Internal Audit, the Corporate Director of Compliance or the Corporate Director of Human Resources. Please refer to the “Conflict of Interest” section in the Employee Handbook for additional information.

You must not directly or indirectly deprive JEI of a business opportunity discovered in the normal course of performing your duties, including diversion of a business opportunity to your own or someone else’s account.

Employment with Jacobs Entertainment, Inc. is an employee’s primary focus.  To avoid any potential conflict, employees must inform their supervisor or the Corporate Director of Human Resources of other employment for clarification as to whether or not a conflict exists.  If an employee is found working in a “conflict” situation, he or she may be asked to terminate his or her other position immediately.

Additionally, under no circumstances may you perform the service of an independent contractor or consultant for any competitor, customer or supplier of JEI.

Furthermore, you must not engage in any employment or activities that could cause embarrassment to, jeopardize the interest of, use proprietary information of, or interfere with the operations of JEI.

Confidential Information

Employees understand and acknowledge that, by virtue of their employment with the Company, they will have access to Confidential Information. Confidential Information may not be disclosed to any person or entity outside the Company, without prior management approval. Removal from the company premises means the actual physical removal of information as well as the transmittal of information via fax, telephone, e-mail or any other form of electronic communication, except in the ordinary course of performing your job duties on behalf of the Company.

Employees agree to maintain any and all Confidential Information acquired by them in the course of their employment in confidence and to use such information only in the interest of the Company and not for the employee’s own benefit or the benefit of any other third party. In addition, all employees are expected to conduct their business activities to avoid losses, legal exposure, or embarrassment to the Company.

Confidential Information acquired in the course of employment must not be used for individual benefit or for the benefit of any party other than the Company. Access to Confidential Information does not carry with it personal benefit or advantage but imposes an obligation to keep such information secret and confidential and to use it solely in the interest of the Company.

Employees agree not to discuss Confidential Information outside the Company, and to discuss such Confidential Information within the Company strictly on a “need to know” basis. Employees also agree to avoid unnecessary disclosure of Confidential Information about the Company and its clients. This Agreement is not intended to interfere with normal business communications and relationships, but is intended to alert employees to their obligation to use discretion in safeguarding the Company’s internal affairs. Please see the “Confidentiality and Non-Solicitation Agreement” Policy for further information, if applicable.

Loans to Executives

Federal law prohibits JEI from making or arranging loans to its executive officers or directors.  Because a loan is broadly defined to include any extension to credit, unusual transactions between directors and executive officers should be carefully examined.  For example an advance against the equity value of a home in connection with relocation would be considered loans made by JEI.  If you have a question about whether a transaction might be a loan, you should consult with the Director of Internal Audit before arranging the transaction.

Equal Employment Opportunity

The Company is dedicated to the principles of equal employment opportunity in any term, condition or privilege of employment.  We do not discriminate against applicants or employees on the basis of age, race, sex, color, religion, national origin, disability, sexual orientation veteran status or any other status protected by applicable federal, state or local law.

The Company will make reasonable accommodation for qualified individuals with known disabilities unless doing so would result in an undue hardship to the Company.  This policy governs all aspects of employment, including selection, job assignment, compensation, discipline, termination, and access to benefits and training. Please reference the Employee Handbook under Equal Employment Opportunity for additional information.

Harassment-Free Work Environment

JEI is committed to maintaining a positive working environment free of harassment and we are sensitive to the diversity of our employees. The Company prohibits sexual harassment and harassment because of age, race, sex, color, religion, national origin, disability, sexual orientation or any other legally protected status.

Unlawful harassment includes verbal or physical conduct that has the purpose or effect of substantially interfering with an individual’s work performance or creating an intimidating, hostile, or offensive work environment. Inappropriate actions based on an individual’s age, race, color, national origin, religion, disability, or any other legally protected status will not be tolerated.

The Company strongly opposes sexual harassment and inappropriate sexual conduct. Sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature, when:

•      Submission to such conduct is made explicitly or implicitly a term or condition of employment;

•      Submission to or rejection of such conduct is used as the basis for decisions affecting an individual’s employment;

•      Such conduct has the purpose or effect of substantially interfering with an individual’s work performance or creating an intimidating, hostile, or offensive work environment.

All employees are expected to conduct themselves in a professional and businesslike manner at all times. Inappropriate sexual conduct that could lead to a claim of sexual harassment is expressly prohibited by this policy.

If the Company determines that an employee’s behavior is in violation of this policy, appropriate disciplinary action will be taken against the offending employee, up to and including termination of employment.  Managers must report all violations of this policy to the Human Resources Department.  Failure to do so will not be tolerated.

The Company prohibits retaliation against an employee for filing a complaint under this policy or for assisting in a complaint investigation. If you perceive retaliation for making a complaint or your participation in the investigation, please follow the complaint procedure outlined above. The situation will be promptly investigated. For additional information, please reference the Harassment Free Work Environment section of the Employee Handbook.

Employee Privacy

The Company reserves the right to retrieve and review any message or file composed, sent or received.  It should be noted that although a message or file is deleted or erased, it is still possible to recreate the message.  Employees should have no expectations of privacy in their messages.  Although electronic mail and voice mail may allow the use of passwords for security, confidentiality cannot be guaranteed.  It is possible for messages to be retrieved and viewed by someone other than the intended recipient.  Furthermore, all passwords are known to the Company, as the system may need to be accessed by the Company in the absence of an employee.

All messages created, sent, or retrieved over the Internet are the property of the Company and should be considered public information.  The Company reserves the right to access and monitor all messages and files on the computer system at any time.  By using the company’s systems, employees consent to the company’s disclosure of any and all communications to law enforcement officials or other third parties.

The Company provides and maintains the following forms of electronic communication, messaging agents and electronic facilities:  internal and external electronic mail (e-mail), telephone voice mail, internet access, and computer hardware and software.  As a condition of providing these electronic communications to its employees, the Company places certain restrictions on the use of these tools.

Employees are responsible for the content of all text, audio, or images they place or send over the Internet.  Fraudulent, harassing, or obscene messages are prohibited.  All messages on the Internet should be identified with the employee’s name.  Employees may not obscure the origin of messages and the information published should not violate or infringe upon the rights of others. The Employee Handbook under “Employee Privacy” has additional information that can be used as a resource on this topic.

Fraud, Theft, Payments, Kickbacks or Similar Conduct

JEI employees may not engage in any scheme to defraud anyone out of money, property or honest services.  Any act of an employee that directly or indirectly involves theft, fraud, embezzlement, misappropriation or wrongful conversion of any property, including that of JEI or any of its employees, suppliers or customers, is expressly prohibited.  No employee shall make any false written or verbal statement involving any JEI business or activity.

You may not accept personal commissions, fees, loans or any other form of payment arising from any transaction or business activity directly or indirectly involving JEI.  No employee will accept, provide, attempt to provide, or offer to provide a kickback to anyone for any reason.

These “payments” or “kickbacks” may include, but may not be limited to: money, fees, commissions, loans, gratuities, lavish trips, entertainment, recreation, personal services, accommodations, or any other form of value.

Cooperation with Independent Auditors

JEI’s management is responsible for the accuracy and completeness of JEI’s financial statements.  JEI and the investing public rely upon the skill and integrity of JEI’s management and also on the reports provided by our independent auditor on these financial statements.

The independent auditor’s report is dependant upon a thorough understanding of JEI’s financial reporting system and the information generated by it as well as the judgments and assumptions of our management.  Accordingly, it is critical that our independent auditors receive complete and truthful information and the full cooperation of our employees.  Those employees who provide information to JEI’s independent auditors must do so in a way that is accurate and complete.

Record Retention

JEI’s record retention policy provides guidance concerning the period of time during which certain information must be maintained before it can be destroyed.  Certain information is required to be maintained for a fixed period of time by regulatory agencies or for other reasons outlined in JEI’s records retention policy.  If a government investigation is initiated or contemplated all documents relevant to the subject matter of the investigation must, by federal and state law, be preserved.

Foreign Transactions

JEI is committed to ethical business practices both at home and abroad.  If you conduct business for JEI outside of the United States, you are expected to comply with all applicable laws and regulations governing such transactions.

The Foreign Corrupt Practices Act makes it a crime to directly or indirectly offer, promise to pay or pay money or anything of value to foreign government officials, parties or political candidates for the purpose of influencing the acts or decisions of such officials in order to obtain business or obtain any improper advantage.  All JEI officers, employees and agents must keep accurate and truthful records reflecting payments and transactions for all foreign and domestic business activities.

Various federal laws govern trade between the United States and foreign countries and prohibit U.S. companies and their foreign subsidiaries from doing business with certain countries, agencies and individuals.  As these laws and regulations vary by country and type of goods or services, employees engaged in business transactions outside of the U.S. should obtain advice prior to engaging in such activities.

It is illegal and against Company practices for JEI employees to cooperate in any way with boycotts between foreign countries not sanctioned by the United States.  Any written or oral requests for boycott support or boycott-related information should be immediately reported.

Gifts and Gratuities

Gifts and other forms of special benefits to or from customers, suppliers, vendors or competitors, of JEI can raise ethical and legal questions that could potentially embarrass or damage JEI.  Therefore, caution is required when dealing with such matters.  It is your responsibility to ensure that your acceptance of meals, refreshments or entertainment is proper and could not reasonably be construed in any way as an attempt to secure favorable treatment from you.  No gifts of money should ever be accepted.  If you question the appropriateness of a gift, contact the Corporate Director of Human Resources or the Director of Internal Audit immediately as to the existence, nature and value of the gift.  As a general guideline, employees should consult with such persons before accepting gifts which exceed $50 in value.  Employees are prohibited from pursuing opportunities that are discovered through the use of corporate property, information or position, and using corporate property, information or position for personal gain, and/or competition with the Company.

Safeguarding Company Assets

JEI is strictly accountable for any funds and property entrusted to its care.  You are not to use, spend or dispose of Company funds, or property for personal use or benefit, or in a manner or for a cause that is unethical or illegal.

You are responsible for maintaining written records and expense reports in sufficient detail to completely, accurately and fairly reflect all transactions and expenditures made on behalf of JEI.  These documents must be prepared on a timely basis.  The falsification of any such documents with inaccurate or misleading data is prohibited.  Furthermore, you must accurately track and segregate any personal expenses that may be commingled with business expenses.  This includes segregating personal phone charges incurred via office or cellular telephone, or JEI-sponsored credit cards.

Use of Computer Resources, Including Software Acquisition, Protection and Distribution

Software, whether purchased or internally developed, and the intellectual property rights represented by software are valuable JEI assets and must be protected and managed in compliance with all software licensing requirements, restrictions and laws.  Such licensing agreements may prohibit copying or distributing such software for Company or personal use.

Drug-Free Workplace

It is the goal of the Company to foster a work environment free from the behavior altering effects of illegal drugs and alcoholic beverages.  Use of alcohol and illegal drugs alter employees’ judgment resulting in increased safety risks, workplace injuries and faulty decision-making.  Therefore, working after the use of alcohol, a controlled substance or abuse of any other substances is prohibited, unless permission is obtained from senior management.  Furthermore, the possession, purchase, consumption (use) or sale of a controlled substance or alcohol on Company premises or while conducting Company business is prohibited.  Alcoholic beverages served in conjunction with an authorized Company event are an exception to this prohibition.

Employees shall, when drugs are prescribed by a medical professional, inquire of the prescribing professional whether the drug prescribed has any side effects which may impair the employee’s ability to safely perform the employee’s job duties.  If so, the employee shall obtain a statement from the medical professional indicating any work restrictions and their duration.  The employee shall present that statement to his or her supervisor prior to going on duty.

The Company may conduct unannounced inspections for controlled substances and/or alcohol in the workplace or on Company premises, including parking lots.  All property of the Company such as desks, lockers and file cabinets are subject to inspection.  Any personal property of employees brought on to the Company’s premises or work sites such as vehicles, lunch pails, purses and packages are subject to inspection.  Employees are expected to cooperate in any inspection.  Failure to do so will result in disciplinary action up to and including termination. Please reference the Employee Handbook under “Drug Free/ Alcohol Free Workplace” for further information.

Responding to Inquiries from the Press and Others

JEI has established policies for responding to inquiries from the press and from others legitimately seeking information about us. Please refer to the Public Relations /Media Inquiries Policy for additional guidance.  It is important that employees not attempt to answer such inquiries unless they are specifically authorized to do so.  Overall, our intention is to maintain a spirit of cooperation while always acting in JEI’s best interest and in accordance with applicable law.  Therefore, all inquires from the media, investors or the financial community as well as any legal inquiries should be directed to the office of the President of Jacobs Entertainment, Inc.

Environment, Health and Safety

It is the practice of JEI to manage our business in an environmentally responsible manner and to comply with all environmental laws and regulations.  You are required to maintain an environmental awareness concerning the activities you perform and to conduct those activities in a manner that fully complies with all environmental rules and regulations.  You are further required to immediately report to your supervisor, Department Head or the Director of Internal Audit any event you witness which may result in noncompliance of any environmental law or regulation.

It is also JEI’s policy to provide a safe and healthy environment for our employees and visitors to its premises.  To this end you are expected to conduct operations in a manner that meets applicable health and safety laws and regulations. You are required to immediately report any and all accidents, injuries, occupational illness, unsafe conditions or practices to your supervisor and the security department. See the Employee Handbook for additional information related to Safety and Violence in the Workplace.

Political Activity

Participation in the American political system is the right of every individual.  We encourage our employees, as responsible citizens, to support candidates and ballot measures of their choice at all levels of government.  The policies outlined below are not intended to discourage employees from individual political activity during their off-duty hours.

The Company shall comply with all election and campaign funding laws, requirements and prohibitions.  Under no circumstances may any funds or property of the Company be used, directly or indirectly, to support or assist the candidacy of any person seeking elected office without the prior consent of the CEO.

All political contributions made at all by JEI, will only be made by authorization of the CEO of JEI.

Director of Internal Audit

The JEI Board of Directors has approved and directed that the Director of Internal Audit report to the Audit Committee and further has directed the Director of Internal Audit to assist in implementing and supervising the Code throughout JEI.  In implementing the Code, the Director of Internal Audit will:

•      Report to the Audit Committee as necessary or requested;

•      Audit compliance with the Code;

•      Deal with legal counsel and others in investigating suspected violations of the Code or the law after conferring with the CEO and President;

•      Report violations to appropriate governmental authorities after conferring with the CEO and President;

•      Establish and monitor programs to train employees about the Code and other compliance and ethics issues;

•      Deal with issues submitted to him or her; and

•      Oversee the updating and supplementing of the Code.

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Jacobs Entertainment, Inc.

Code of Ethics and Business Conduct

Acknowledgement Form

I have received a copy of the Jacobs Entertainment, Inc. Code of Ethics and Business Conduct dated September XX, 2007. I understand it is my responsibility to become familiar with the Code. I will be held accountable for following the Code of Ethics and Business Conduct. Failure to adhere to the standards set forth in the Code of Ethics and Business Conduct will result in disciplinary action up to and including termination.

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